Exhibit 99.1

[LOGO OF LEVI STRAUSS & CO. NEWS]

1155 Battery Street, San Francisco, CA 94111

Investor Contact: Eileen VanEss
(415) 501-2477

Media Contact: Linda Butler
(415) 501-6070

Levi Strauss & Co. Prices Additional $100 million of 12¼% Senior Notes Due 2012

SAN FRANCISCO (January 16, 2003) – Levi Strauss & Co. announced today that it has entered into an agreement to sell an additional $100 million of 12¼% Senior Notes due 2012 in accordance with a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The Senior Notes will rank equally with all of the company’s other unsecured unsubordinated indebtedness and will have the same terms as, and constitute part of the same issue of, the $425 million of 12¼% Senior Notes previously issued by the company in December 2002 and the $50 million of 12¼% Senior Notes to be issued by the company pursuant to a binding commitment letter announced by the company on January 13, 2003.

The company anticipates that the net proceeds from the offering will be used to refinance (whether through payment at maturity, repurchase or otherwise) a portion of the $277 million aggregate principal amount of the company’s 6.80% notes due November 1, 2003, or other outstanding indebtedness.

The securities offered will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to our anticipated financing plans and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2001, especially in the Risk Factors and Management’s Discussion and Analysis sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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